COTTONWOOD COMMUNITIES, INC.
ARTICLES SUPPLEMENTARY
Cottonwood Communities, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:
FIRST: Under a power contained in Article VII of the charter of the Corporation (the “Charter”) and in accordance with Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, classified 15,000,000 shares of authorized but unissued Preferred Stock, $.01 par value per share, of the Corporation as shares of Series A Convertible Preferred Stock, and has provided for the issuance of such series, with the following preferences and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption (which, upon any restatement of the Charter, may be made a part of Article VII thereof, with any necessary or appropriate changes to the numeration or lettering of the sections or subsections hereof). Capitalized terms used but not defined herein shall have the meanings given to them in the Charter.
1.    Designation and Number. A series of Preferred Stock, designated the Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”), is hereby established. The number of authorized shares of Series A Convertible Preferred Stock shall be 15,000,000.
2.    Definitions. For purposes of the Series A Convertible Preferred Stock, the following terms shall have the respective meanings indicated below.
(a)    Business Day. The term “Business Day” shall mean each day, other than a Saturday or Sunday, which is not a day on which banks in the State of New York are required to close.
(b)    Class I Common Stock. The term “Class I Common Stock” shall mean the Class I Common Stock, $.01 par value per share, of the Corporation.
(c)    Class I Conversion Limitation. The term “Class I Conversion Limitation” shall have the meaning as provided in Section 6(c) herein.
(d)    Conversion Date. The term “Conversion Date” shall have the meaning as provided in Section 6(a) herein.
(e)    Conversion Notice. The term “Conversion Notice” shall have the meaning as provided in Section 6(a) herein.
(f)    Dividend Payment Date. The term “Dividend Payment Date” shall have the meaning as provided in Section 4(a) herein.
(g)    Dividend Period. The term “Dividend Period” shall mean the respective period commencing on and including the first day of each month and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period and the Dividend Period during which any shares of Series A Convertible Preferred Stock shall be converted, redeemed or otherwise acquired by the Corporation).

(h)    Dividend Record Date. The term “Dividend Record Date” shall have the meaning as provided in Section 4(a) herein.
(i)    Early Redemption Period. The term “Early Redemption Period” shall mean any time on or after September 1, 2024.
(j)    Junior Stock. The term “Junior Stock” shall have the meaning as provided in Section 3 herein.
(k)    Parity Stock. The term “Parity Stock” shall have the meaning as provided in Section 3 herein.
(l)    Purchase Price. The term “Purchase Price” shall have the meaning as provided in Section 5 herein.
(m)    Special Redemption Event. The term “Special Redemption Event” shall mean the date upon which (i) the shares of Common Stock are listed for trading on a national securities exchange with at least 3 market makers or a New York Stock Exchange specialist, (ii) the Corporation enters into a binding commitment for any merger or combination of the Corporation or the sale of substantially all of the Corporation’s assets or (iii) the Board approves of a reorganization, restructuring, spinoff or similar transaction of the Corporation.
(n)    Senior Stock. The term “Senior Stock” shall have the meaning as provided in Section 3 herein.
(o)    Series 2019 Preferred Stock. The term “Series 2019 Preferred Stock” shall mean the Series 2019 Preferred Stock, $.01 par value per share, of the Corporation.
(p)    Series 2023 Preferred Stock. The term “Series 2023 Preferred Stock” shall mean the Series 2023 Preferred Stock, $.01 par value per share, of the Corporation.
(q)    Series 2023-A Preferred Stock. The term “Series 2023-A Preferred Stock” shall mean the Series 2023-A Preferred Stock, $.01 par value per share, of the Corporation.
(r)    Series A Convertible Preferred Stock. The term “Series A Convertible Preferred Stock” shall have the meaning as provided in Section 1 herein.
3.    Rank. The Series A Convertible Preferred Stock shall, with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank: (a) senior to all classes or series of Common Stock and to any other class or series of stock of the Corporation issued in the future, unless the terms of such stock expressly provide that it ranks senior to, or on parity with, the Series A Convertible Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (together with the Common Stock, the “Junior Stock”); (b) on parity with any class or series of stock of the Corporation, the terms of which expressly provide that it ranks on parity with the Series A Convertible Preferred Stock with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the “Parity Stock”); and (c) junior to the Series 2019 Preferred Stock, the Series 2023 Preferred Stock, the Series 2023-A Preferred Stock and any other class or series of stock of the Corporation which rank senior to the Series A Convertible Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the “Senior Stock”).
4.    Dividends.
(a)    Subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series A Convertible Preferred Stock with respect to priority of dividend payments, holders of shares of the Series A Convertible Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 8% per annum of $10.00 per share (equivalent to a fixed annual rate of $0.80 per share). The Board may, in its sole discretion and without any vote or approval of the holders of Series A Convertible Preferred Stock as provided in Section 10, modify the terms of the Series A Convertible Preferred Stock solely to increase the dividend rate for the Series A Convertible Preferred Stock from time to time upon the filing, and acceptance of record, with the SDAT of a certificate of notice (or any filing that may subsequently supersede or replace such filing under the Maryland General Corporation Law). The dividends on each share of Series A Convertible Preferred Stock shall be cumulative from the first date on which such share of Series A Convertible Preferred Stock is issued or the end of the most recent Dividend Period for which dividends on the Series A Convertible Preferred Stock (including such share) have been aggregated and paid and shall be payable monthly in arrears on or before the first day of each month or, if not a Business Day, the next succeeding Business Day (each, a “Dividend Payment Date”). Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date or dates, which shall be each day of the month immediately preceding the month in which the applicable Dividend Payment Date falls or such other date or dates designated by the Board of Directors for the determination of the holders of Series A Convertible Preferred Stock entitled to receive dividends (each, a “Dividend Record Date”).
(b)    No dividends on shares of Series A Convertible Preferred Stock shall be authorized by the Board of Directors or declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.
(c)    Notwithstanding the foregoing Section 4(b), dividends on the Series A Convertible Preferred Stock shall accrue whether or not the Corporation has earnings, whether there are funds legally available for the payment of such dividends and whether or not such dividends are authorized by the Board of Directors or declared by the Corporation. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Convertible Preferred Stock which may be in arrears. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Convertible Preferred Stock and the shares of any class or series of Parity Stock, all dividends declared upon the Series A Convertible Preferred Stock and any class or series of Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Convertible Preferred Stock and such class or series of Parity Stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series A Convertible Preferred Stock and such class or series of Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend) bear to each other.

(d)    Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Convertible Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment (for purposes of these Articles Supplementary, “set apart for payment” shall mean the Corporation has determined it has sufficient cash available to pay such declared dividends) for all past Dividend Periods that have ended, no dividends (other than a dividend in shares of Junior Stock or in options, warrants or rights to subscribe for or purchase any such shares of Junior Stock) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Junior Stock or the Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Junior Stock or Parity Stock pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a REIT for federal income tax purposes or (iii) the purchase or other acquisition of shares of Parity Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Convertible Preferred Stock). Holders of shares of the Series A Convertible Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Convertible Preferred Stock as provided above. Any dividend payment made on shares of the Series A Convertible Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Accrued but unpaid dividends on the Series A Convertible Preferred Stock shall accrue as of the Dividend Payment Date on which they first become payable.
5.    Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Convertible Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the Corporation’s debts and other liabilities and subject to the preferential rights of the holders of any class or series of Senior Stock with respect to rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, a liquidation preference of $10.00 per share (the “Purchase Price”), plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) thereon to and including the date of payment, but without interest, before any distribution of assets is made to holders of Junior Stock. If the assets of the Corporation legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series A Convertible Preferred Stock and the liquidation preference on the shares of any class or series of Parity Stock, all assets distributed to the holders of the Series A Convertible Preferred Stock and any class or series of Parity Stock shall be distributed pro rata so that the amount of assets distributed per share of Series A Convertible Preferred Stock and such class or series of Parity Stock shall in all cases bear to each other the same ratio that the liquidation preference per share on the Series A Convertible Preferred Stock and such class or series of Parity Stock bear to each other. After payment of the full amount of the liquidation distributions to which they are entitled, the holders of Series A Convertible Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation. In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series A Convertible Preferred Stock.

6.    Conversion Right of the Holders.
(a)    The Series A Convertible Preferred Stock shall be convertible into shares of Class I Common Stock at the option of the holder of Series A Convertible Preferred Stock beginning after such holder has held its Series A Convertible Preferred Stock for at least 5 years. The conversion right shall be exercised pursuant to the delivery of a written conversion notice (the “Conversion Notice”) to the Corporation by the holder of Series A Convertible Preferred Stock who is exercising its conversion right. A holder of Series A Convertible Preferred Stock may not exercise its conversion right for less than $10,000 of shares of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock will be converted, and shares of Class I Common Stock issued to the holder of Series A Convertible Preferred Stock effective as the first day of the month (even if the first day is not a Business Day) following receipt of the Conversion Notice (the “Conversion Date”), provided that the Corporation receives the Conversion Notice on or before the second to the last Business Day of the month preceding the Conversion Date.
(b)    The number of shares of Class I Common Stock issuable upon conversion of each share of Series A Convertible Preferred Stock shall be equal to (i) the Purchase Price divided by (ii) the net asset value of the shares of Class I Common Stock on the Conversion Date. All accrued and unpaid dividends payable on the converted Series A Convertible Preferred Stock through the Conversion Date shall be paid to the holder thereof in cash on the Dividend Payment Date immediately following the Conversion Date.
(c)    Notwithstanding anything to the contrary herein, the number of shares of Class I Common Stock available for issuance upon conversion of all shares of Series A Convertible Preferred Stock shall be limited to a maximum of 150,000,000 shares of Class I Common Stock (the “Class I Conversion Limitation”). In the event that the Corporation receives a Conversion Notice from a holder of Series A Convertible Preferred Stock and the number of shares of Class I Common Stock issuable upon conversion exceeds the Class I Conversion Limitation, the Corporation shall convert only that number of shares of Series A Convertible Preferred Stock that would not exceed the Class I Conversion Limitation. The holder of the Series A Convertible Preferred Stock will be required to continue to hold any remaining shares of Series A Convertible Preferred Stock not converted for an indefinite period of time and such shares shall remain subject to the Class I Conversion Limitation. If the Corporation receives more than one Conversion Notice that in the aggregate would exceed the Class I Conversion Limitation, the conversion of such Series A Convertible Preferred Stock shall be completed on a pro rata basis unless the Board elects to convert such Series A Convertible Preferred Stock on a “first come, first serve” basis. In no event shall the Corporation be required to issue shares of Class I Common Stock upon conversion of any Series A Convertible Preferred Stock in excess of the Class I Conversion Limitation.
(d)    If the number of shares of Class I Common Stock to be issued to a holder of Series A Convertible Preferred Stock upon conversion results in the holder beneficially owning shares of the Corporation’s capital stock that exceed the Stock Ownership Limit or the Aggregate Stock Ownership Limit, the Corporation will convert only that number of shares of Series A Convertible Preferred Stock that would not cause the holder to exceed the Stock Ownership Limit or the Aggregate Stock Ownership Limit following the issuance of shares of Class I Common Stock. The holder of Series A Convertible Preferred Stock shall continue to hold any remaining shares of Series A Convertible Preferred Stock that were not converted subject to the Stock Ownership Limit or the Aggregate Stock Ownership Limit. The Board may waive the Stock Ownership Limit or the Aggregate Stock Ownership Limit for a particular person as provided in the Charter.

(e)    Each holder of Series A Convertible Preferred Stock who delivers a Conversion Notice shall be required to execute any documents reasonably required by the Corporation in connection with the issuance of any shares of Class I Common Stock to such holder and shall be required to make certain representations, warranties and certifications to the Corporation with respect to such holder’s Series A Convertible Preferred Stock. In addition, each holder of Series A Convertible Preferred Stock who delivers a Conversion Notice to the Corporation shall agree to indemnify and hold the Corporation harmless from and against any and all liabilities, charges, costs and expenses relating to such holder’s shares of Series A Convertible Preferred Stock that are subject to the Conversion Notice, including, without limitation, with respect to any liens, encumbrances or rights or interests of other persons in such shares of Series A Convertible Preferred Stock.
(f)    On the Conversion Date, the rights of the holder of Series A Convertible Preferred Stock as the holder of the converted shares of Series A Convertible Preferred Stock shall terminate other than the right to receive shares of Class I Common Stock and a cash payment for all accrued and unpaid dividends on such converted shares of Series A Convertible Stock as described in Section 6(b).
7.    Optional Redemption.
(a)    The Corporation may, at its option during the Early Redemption Period, redeem shares of Series A Convertible Preferred Stock, in whole or from time to time in part, for cash at a redemption price per share equal to the Purchase Price plus an amount equal to all accrued and unpaid dividends thereon to, and including, the redemption date. Notwithstanding the foregoing, in the event of a redemption of shares of Series A Convertible Preferred Stock after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date and shall not be payable as part of the redemption price for such shares.
(b)    The redemption date shall be selected by the Corporation and shall be not less than 15 nor more than 90 days after the date on which the Corporation sends notice of the redemption. Such notice shall be sent by first class mail, postage pre-paid, to each record holder of the Series A Convertible Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation and shall state: (i) the redemption date; (ii) the redemption price payable on the redemption date, including, without limitation, a statement as to whether or not accrued and unpaid dividends shall be payable as part of the redemption price or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; and (iii) that dividends on the shares to be redeemed shall cease to accrue on such redemption date. If less than all of the shares of Series A Convertible Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Convertible Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Convertible Preferred Stock except as to the holder to whom notice was defective or not given.
(c)    If fewer than all of the outstanding shares of Series A Convertible Preferred Stock are to be redeemed, the Corporation shall redeem those shares pro rata unless the Board of Directors elects to redeem such shares on a “first come, first serve” basis.

(d)    If notice of redemption of any shares of Series A Convertible Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series A Convertible Preferred Stock so called for redemption, then, from and after the redemption date, dividends shall cease to accrue on such shares of Series A Convertible Preferred Stock, such shares of Series A Convertible Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares of Series A Convertible Preferred Stock shall terminate, except the right to receive the redemption price payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.
(e)    Unless full cumulative dividends on the Series A Convertible Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, no shares of Series A Convertible Preferred Stock shall be redeemed unless all outstanding shares of Series A Convertible Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Convertible Preferred Stock (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Series A Convertible Preferred Stock pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a REIT for federal income tax purposes or (iii) the purchase or other acquisition of shares of Series A Convertible Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Convertible Preferred Stock).
8.    Redemption Upon Special Redemption Event.
(a)    In connection with a Special Redemption Event, the Corporation may, at its option, elect to redeem the Series A Convertible Preferred Stock for cash at a redemption price per share equal to the Purchase Price plus an amount equal to all accrued and unpaid dividends thereon to, and including, the redemption date.
(b)    If the funds necessary for the redemption of Series A Convertible Preferred Stock pursuant to this Section 8 have been set apart by the Corporation for the benefit of the holders of any shares of Series A Convertible Preferred Stock to be redeemed, then, from and after the redemption date, dividends shall cease to accrue on such shares of Series A Convertible Preferred Stock, such shares of Series A Convertible Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares of Series A Convertible Preferred Stock shall terminate, except the right to receive the redemption price payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required. Notwithstanding anything to the contrary set forth above, in the event of a redemption of shares of Series A Convertible Preferred Stock pursuant to this Section 8 after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares to be redeemed shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date and shall not be payable as part of the redemption price for such shares.

9.    Conversion Right of the Corporation.
(a)    The Corporation shall have the right, in its sole discretion, to convert the Series A Convertible Preferred Stock into shares of Class I Common Stock after the holder thereof has held its Series A Convertible Preferred Stock for 2 years. The number of shares of Class I Common Stock issuable upon conversion of each share of Series A Convertible Preferred Stock shall be equal to (i) the Purchase Price divided by (ii) the net asset value of the shares of Class I Common Stock on the conversion date. All accrued and unpaid dividends payable on the converted Series A Convertible Preferred Stock through the conversion date shall be paid to the holder thereof in cash on the Dividend Payment Date immediately following the conversion date.
(b)    The date of conversion shall be selected by the Corporation and shall be not less than 15 nor more than 90 days after the date on which the Corporation sends notice of its intent to exercise its conversion right to the holder of Series A Convertible Preferred Stock.
(c)    Any conversion of shares of Series A Convertible Preferred Stock pursuant to this Section 9 shall be subject to the Class I Conversion Limitation, the Stock Ownership Limit and the Aggregate Stock Ownership Limit.
(d)    The holder of the Series A Convertible Preferred Stock to be converted shall be required to execute any documents reasonably required by the Corporation in connection with the issuance of any shares of Class I Common Stock to such holder and shall be required to make certain representations, warranties and certifications to the Corporation with respect to such holder’s Series A Convertible Preferred Stock. In addition, such holder shall agree to indemnify and hold the Corporation harmless from and against any and all liabilities, charges, costs and expenses relating to such holder’s shares of Series A Convertible Preferred Stock to be converted, including, without limitation, with respect to any liens, encumbrances or rights or interests of other persons in such shares of Series A Convertible Preferred Stock.
(e)    On the conversion date, the rights of the holder of Series A Convertible Preferred Stock as the holder of the converted shares of Series A Convertible Preferred Stock shall terminate other than the right to receive shares of Class I Common Stock and a cash payment for all accrued and unpaid dividends on such converted shares of Series A Convertible Stock as described in Section 9(a).
10.    Voting Rights.
(a)    Holders of the Series A Convertible Preferred Stock shall not have any voting rights except as set forth in Section 10(b).
(b)    So long as any shares of Series A Convertible Preferred Stock remain outstanding, the holders of shares of Series A Convertible Preferred Stock shall have the exclusive right to vote on any amendment, alteration or repeal of the provisions of the Charter, including these Articles Supplementary establishing the Series A Convertible Preferred Stock, that would adversely alter only the contract rights of the Series A Convertible Preferred Stock as expressly set forth in the Charter (including these Articles Supplementary establishing the Series A Convertible Preferred Stock), and the holders of any other classes or series of the capital stock of the Corporation shall not be entitled to vote on any such amendment, alteration or repeal. Any such amendment, alteration or repeal shall require the affirmative vote or consent of the holders of a majority of the shares of Series A Convertible Preferred Stock entitled to vote on such matter. For clarity, any increase in the dividend rate payable on the Series A Convertible

Preferred Stock as provided in Section 4(a) shall not require any vote or approval of the holders of Series A Convertible Preferred Stock.
11.    Reservation of Shares. While any shares of Series A Convertible Preferred Stock remain outstanding, the Corporation shall at all times have reserved out of its authorized but unissued shares of Class I Common Stock, a number of shares of Class I Common Stock to allow for the conversion of the Series A Convertible Preferred Stock pursuant to Sections 6 and 9; provided, however, that the number of shares of Class I Common Stock issuable upon conversion of all Series A Convertible Preferred Stock shall not exceed the Class I Conversion Limitation. All shares of Class I Common Stock when issued upon conversion of shares of Series A Convertible Preferred Stock shall be validly issued, fully paid and nonassessable.
12.    Status of Redeemed or Converted Series A Convertible Preferred Stock. All shares of Series A Convertible Preferred Stock redeemed, converted or otherwise acquired in any manner by the Corporation shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class or series.
13.    Assignability. The Corporation shall have the right, at any time, to assign the obligations of the Series A Convertible Preferred Stock to a separate corporation provided that such corporation becomes the successor in interest to the Corporation.
SECOND: The shares of Series A Convertible Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.
THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
FOURTH: The undersigned acknowledges these Articles Supplementary are the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and attested by its Secretary on this 15th day of September, 2023.

ATTEST:	COTTONWOOD COMMUNITIES, INC.

/s/ Gregg Christensen	/s/ Adam Larson
Name: Gregg Christensen	Name: Adam Larson
Title: Secretary	Title: Chief Financial Officer
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